Exhibit 10.1

SALE AND PURCHASE AGREEMENT
REGARDING THE SALE AND PURCHASE OF PARTNERSHIP INTERESTS IN SAUERESSIG GMBH + CO. KG
25 FEBRUARY 2008

CONTENTS

Clause                                                                                        Page

1.	CORPORATE OWNERSHIP / STRUCTURE OF THE ACQUISITION	9
1.1	Particulars of the Company	9
1.2	Partnership Capital of the Company	9
1.3	Subsidiaries of the Company; Companies’ Shares	9
1.4	Minority Participations	10
1.5	Sellers’ Capital and Reserve Accounts	10
1.6	Sellers' Loans and Private Accounts	10
1.7	Signing Date; Effective Date	10
1.8	Other Definitions	10
2.	SALE AND PURCHASE OF THE PARTNERSHIP INTERESTS; SALE AND PURCHASE OF THE SELLERS' LOANS AND PRIVATE ACCOUNTS	10
2.1	Sale and Purchase of the Partnership Interests; Rights to Profits	10
2.2	Sale and Purchase of the Sellers' Loans and Private Accounts	11
2.3	Separate Transfer Agreements	11
2.4	Approval of Shareholders	11
3.	PURCHASE PRICE; SELLERS' LOANS AND PRIVATE ACCOUNTS PURCHASE PRICE; PRELIMINARY PURCHASE PRICE; PRELIMINARY SELLERS' LOANS AND PRIVATE ACCOUNTS PURCHASE PRICE; CONDITIONS OF PAYMENT	11
3.1	Purchase Price; Sellers' Loans and Private Accounts Purchase Price	11
3.2	Calculation of Purchase Price	12
3.3	Preliminary Purchase Price; Preliminary Sellers' Loans and Private Accounts Purchase Price; Due Date	12
3.4	Purchase Price Adjustment; Sellers' Loans and Private Accounts Purchase Price Adjustment; Due Date	13
3.5	Allocation of Purchase Price, of any Purchase Price Adjustment, of Sellers' Loans and Private Accounts Purchase Price and of any Sellers' Loans and Private Accounts Purchase Price Adjustment	14
3.6	Sellers' Accounts; Purchaser's Account	14
3.7	Interest	15
3.8	No Right to Set-Off	15
3.9	Bank Guaranty	16
3.10	Example Calculation	16
4.	CONSOLIDATED FINANCIAL STATEMENTS 2007	16
4.1	Preparation and Audit of the Consolidated Financial Statements 2007	16
4.2	Review and Delivery of the Consolidated Financial Statements 2007 to the Purchaser	16
4.3	Objections of the Purchaser; Arbitration Proceedings	17
4.4	Costs of Auditing	17
5.	CLOSING; CLOSING CONDITIONS	17
5.1	Closing Conditions; Closing Date	17
5.2	Closing Conditions	17
5.3	Obligations with Respect to the Closing Conditions	18
5.4	Consequences of Non-Satisfaction of the Closing Conditions; Right to Waive Closing Conditions	18
5.5	Actions on the Closing Date	19
6.	SELLERS’ GUARANTEES	20
6.1	Form and Scope of Sellers’ Guarantees	20
6.2	Sellers’ Guarantees	20
6.3	No other Sellers’ Guarantees	26
6.4	Sellers’ Knowledge	27
7.	REMEDIES FOR BREACH OF SELLERS' GUARANTEES	27
7.1	General/Recoverable Damages	27
7.2	Overall Scope of Sellers’ Liability pursuant to this Agreement	27
7.3	Threshold	28
7.4	Exclusion of Claims due to Purchaser’s Knowledge	28
7.5	Notification of Sellers; Procedure in Case of Third Party Claims	28
7.6	Mitigation	29
7.7	Limitation Periods	29
7.8	Exclusion of Further Remedies	29
8.	TAXES	30
8.1	Definition of Tax	30
8.2	Tax Filings and Tax Payments until the Closing Date	30
8.3	Tax Indemnification	30
8.4	Tax Filings after the Closing Date	31
8.5	Tax Covenants	31
8.6	Indemnification Procedures	31
8.7	Tax Refunds	32
8.8	Limitation	32
9.	PURCHASER’S GUARANTEES	33
9.1	Guarantees	33
9.2	Indemnification	33
10.	COVENANTS	33
10.1	Merger Control Proceedings; Other Regulatory Requirements	33
10.2	Pre-Closing Covenants of the Sellers	34
10.3	Exoneration (Entlastung) of Seller 1 as Managing Director	34
10.4	Access to Financial Information	34
10.5	Insurance Coverage	35
10.6	Indemnification of the Sellers	35
10.7	Covenant not to Compete	35
10.8	Indemnification of the Company and/or the Purchaser	35
11.	CONFIDENTIALITY / PRESS RELEASES	36
11.1	Confidentiality; Press Releases; Public Disclosure	36
11.2	Purchaser’s Confidentiality; Return of Documents	36
12.	ASSIGNMENT OF RIGHTS AND UNDERTAKINGS	36
13.	SELLERS' LIABILITY	37
14.	ASSIGNEE AFFILIATE'S GUARANTOR	37
14.1	Guarantee	37
14.2	Indemnification	37
15.	COSTS AND TAXES	37
15.1	Taxes	37
15.2	Costs	38
16.	NOTICES	38
16.1	Form of Notice	38
16.2	Notices to Sellers; Notices of the Sellers	38
16.3	Notices to Purchaser	38
16.4	Notices to Assignee Affiliate's Guarantor	39
16.5	Change of Address	39
16.6	Copies to Advisors	39
17.	MISCELLANEOUS	39
17.1	Governing Law	39
17.2	Arbitration	40
17.3	Business Day	40
17.4	Amendments, Supplementations	40
17.5	Language	40
17.6	Headings	40
17.7	Annexes	40
17.8	Definitions	40
17.9	Entire Agreement	41
17.10	Severability	41

SALE AND PURCHASE AGREEMENT

 by and among

 Mr. Jörg Christian Saueressig,

Bockhorn 28, 48683 Ahaus, Germany,
                                                                  (hereinafter referred to as the "Seller 1"),

 Mr. Karl Wilhelm Saueressig,

Am Bülten 1, 48691 Vreden, Germany,
                                                                   (hereinafter referred to as the "Seller 2"),

 Mr. Jakob Heinrich Saueressig,

Barler Straße 27-29, 48683 Ahaus, Germany,
                                                                   (hereinafter referred to as the "Seller 3"),

 Mr. Reinhart Zech von Hymmen,

Gerresheimer Landstraße 63, 40699 Erkrath, Germany,
                                                                   (hereinafter referred to as the "Seller 4")

 and

 Matthews International Corporation,

2 North Shore Center, Pittsburgh, USA,
                                                                   (hereinafter referred to as the "Purchaser "),

 Seller 1, Seller 2, Seller 3 and Seller 4 hereinafter collectively referred to as the "Sellers" or each as a "Seller"; the Sellers and the Purchaser hereinafter collectively referred to as the "Parties" and each of them as a "Party".

INDEX OF ANNEXES

Annex 1	Index of Definitions
Annex 1.3	Subsidiaries of the Company
Annex 1.4	Minority Participations of the Company
Annex 1.5	Sellers’ Capital and Reserve Accounts
Annex 2.3 (a)	Transfer Agreement Partnership Interests
Annex 2.3 (b)	Transfer Agreement Sellers' Loans and Private Accounts
Annex 2.4	Shareholders’ approval resolution
Annex 3.2 (b)	Financial Debt
Annex 3.2 (c)	Cash
Annex 3.2 (d)	Working Capital
Annex 3.3 (a)	Preliminary Effective Date Accounts
Annex 3.3 (a) (ii)	Draft Escrow Agreement
Annex 3.3 (b)	Preliminary Sellers' Loans and Private Accounts
Annex 3.5 (a)	Allocation of Purchase Price
Annex 3.10	Example Calculation Purchase Price
Annex 5.5 (g)	Sale and Purchase Agreement Devine GmbH + Co. KG
Annex 6.2 (a) (1a)	Copy of Company's partnership agreement
Annex 6.2 (a) (1b)	List of articles of association (or equivalent documents)
Annex 6.2 (a) (2)	Certain corporate documents
Annex 6.2 (a) (4)	Companies in liquidation or already liquidated
Annex 6.2 (b)	Consolidation Effects 2006 of Saueressig Jordan Co. Ltd.
Annex 6.2 (c) (1)	Real Property owned by the Companies
Annex 6.2 (c) (2)	Real Property leased or rented by the Companies
Annex 6.2 (d)	Transfers by way of security and retention of title arrangements
Annex 6.2 (e) (1)	Intellectual Property Rights
Annex 6.2 (f)	Compliance with Laws and Permits
Annex 6.2 (g)	Environmental Report of Dr. Kerth + Lampe
Annex 6.2 (h)	Material Agreements
Annex 6.2 (i)	Largest Customers and Largest Suppliers
Annex 6.2 (j) (1)	Collective bargaining agreements and other material agreements
Annex 6.2 (j) (2)	Key Employees
Annex 6.2 (j) (5)	Proceedings between employees of the Companies and the Companies
Annex 6.2 (j) (6)	Agreements relating to partial retirements of employees of the Companies
Annex 6.2 (k)	Insurance Policies
Annex 6.2 (l)	Public Grants
Annex 6.2 (m) (1)	Litigation
Annex 6.2 (m) (2)	US law suit
Annex 6.2 (n)	Product Liability
Annex 6.2 (o)	Ordinary Course of Business
Annex 6.4	List of Individuals relevant for Sellers' Knowledge
Annex 7.4	Disclosed Documents
Annex 10.8	Business of Polywest Kunststofftechnik Saueressig & Partner GmbH & Co. KG
Annex 11.1	Press Release
Annex 13 (a)	Sellers’ Liability

PREAMBLE

 WHEREAS, the Sellers are limited partners (Kommanditisten) of Saueressig GmbH + Co. KG (hereinafter referred to as the "Company"), holding altogether 78 per cent of the fixed partnership interests (Kommanditanteile) in the registered partnership capital of the Company, and the Company is the sole shareholder of its sole general partner (Komplementär) Saueressig Geschäftsführungsgesellschaft mbH (hereinafter referred to as the "General Partner") which has no fixed interest in the registered partnership capital of the Company;

 WHEREAS, the Company, including its Subsidiaries (as defined in Clause 1.3), is primarily engaged in the manufacturing of various kinds of printing forms and embossing rollers, in the designing and building of special purpose machines and the offering of design and reproduction services (such business hereinafter also referred to as the "Business");

 WHEREAS, the Purchaser is a company duly organized under the laws of Pennsylvania;

 WHEREAS, the Sellers have determined to sell all of their fixed partnership interests in the Company and all of their Sellers' Loans and Private Accounts (as defined in Clause 1.6), and the Purchaser wishes to acquire these fixed partnership interests and these Sellers' Loans and Private Accounts;

 NOW, THEREFORE, the Parties hereto agree as follows:

1.	CORPORATE OWNERSHIP / STRUCTURE OF THE ACQUISITION

1.1	Particulars of the Company

 Saueressig GmbH + Co. KG (hereinafter referred to as the "Company") is a limited partnership (Kommanditgesellschaft) duly organized under the laws of Germany with registered offices at Vreden and registered with the Commercial Register of the Lower Court (Amtsgericht) at Coesfeld under HRA 2299. The sole general partner (Komplementär) of the Company is Saueressig Geschäftsführungsgesellschaft mbH (hereinafter referred to as the "General Partner"), a limited liability company (Gesellschaft mit beschränkter Haftung) with registered offices at Vreden and registered with the Commercial Register of the Lower Court at Coesfeld under HRB 3919. The Company is the sole shareholder of the General Partner.

1.2	Partnership Capital of the Company

 The registered partnership capital (Kommanditkapital) of the Company amounts to EUR 3,000,000.00 (in words: three million Euros) (hereinafter referred to as the "Partnership Capital"). The Partnership Capital is divided into the following fixed partnership interests (Kommanditanteile), held by the Sellers and Mr. Hans Kilian Saueressig as limited partners (Kommanditisten) of the Company as follows:

(a)	one fixed partnership interest in the amount of EUR 700,000.00 (in words: seven hundred thousand Euros) held by Seller 1,

(b)	one fixed partnership interest in the amount of EUR 340,000.00 (in words: three hundred forty thousand Euros) held by Seller 2,

(c)	one fixed partnership interest in the amount of EUR 300,000.00 (in words: three hundred thousand Euros) held by Seller 3,

(d)	one fixed partnership interest in the amount of EUR 1,000,000.00 (in words: one million Euros) held by Seller 4, and

(e)	one fixed partnership interest in the amount of EUR 660,000.00 (in words: six hundred sixty thousand Euros) held by Mr. Hans Kilian Saueressig.

 The fixed partnership interests held by the Sellers listed in Clause 1.2(a) through (d) above, altogether corresponding to 78 per cent of the fixed partnership interests in the Partnership Capital, (hereinafter collectively referred to as the "Partnership Interests" or each as a "Partnership Interest") shall be sold and purchased as set forth in Clause 2.1. Each of the amounts of the Partnership Interests is registered in the Commercial Register as the amount of the respective Seller’s personal liability (Hafteinlage). The General Partner has no fixed interest in the Partnership Capital.

1.3	Subsidiaries of the Company; Companies’ Shares

 The Company holds shares or interests, directly or indirectly, in the wholly-owned or majority-owned subsidiaries listed in Annex 1.3 (herein collectively referred to as the "Subsidiaries", and each of them as a "Subsidiary"). The Company and its Subsidiaries are hereinafter collectively referred to as the "Companies". The shares and interests in the Company and its Subsidiaries are hereinafter also referred to as the "Companies’ Shares".

1.4	Minority Participations

 The Company holds, directly or indirectly, the minority participations in such entities as set forth in Annex 1.4. Such participations are hereinafter collectively referred to as the "Minority Participations" and each of them as a "Minority Participation". For the avoidance of doubt, Minority Participations include also participations of exactly 50 per cent of the shares or interests in the respective entities. The participation in the shares or interests in Saueressig Jordan Co. Ltd. shall for the purpose of this Agreement also be deemed a Minority Participation. The respective entities in which the Minority Participations exist are hereinafter collectively referred to as the "Minority Entities", and each of them as a "Minority Entity".

1.5	Sellers’ Capital and Reserve Accounts

 The fixed capital accounts (Festkapitalkonten) and the reserve accounts (Rücklagenkonten) of the Sellers are listed in Annex 1.5, which shows at least the respective accounts balances as of the Effective Date (as defined in Clause 1.7), (hereinafter collectively referred to as the "Sellers' Capital and Reserve Accounts"). The Sellers' Capital and Reserve Accounts shall be sold and purchased together with the Partnership Interests as set forth in Clause 2.1.

1.6	Sellers' Loans and Private Accounts

 The loan accounts (Darlehenskonten) of the Sellers for loans granted by the Sellers to the Company (Gesellschafterdarlehen) and the private accounts (Privatkonten) of the Sellers are hereinafter collectively referred to as the "Sellers' Loans and Private Accounts". The Sellers' Loans and Private Accounts as of the Effective Date (as defined in Clause 1.7) shall be sold and purchased in accordance with Clause 2.2.

1.7	Signing Date; Effective Date

 For the purposes of this agreement (hereinafter referred to as the "Agreement") the "Signing Date" shall mean the date this Agreement is signed (hereinafter referred to as the "Signing Date"), and the "Effective Date" shall mean 1 January 2008, 00:00 hours (German time) (herein referred to as the "Effective Date").

1.8	Other Definitions

 Capitalised Terms used but not defined in the subsequent Clauses shall have the meaning attributed to them in Annex 1.

2.	SALE AND PURCHASE OF THE PARTNERSHIP INTERESTS; SALE AND PURCHASE OF THE SELLERS' LOANS AND PRIVATE ACCOUNTS

2.1	Sale and Purchase of the Partnership Interests; Rights to Profits

 Each Seller hereby sells, and the Purchaser hereby purchases from each Seller, upon the terms and conditions of this Agreement, the respective Partnership Interest in the Company as set forth in Clause 1.2 with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date. The sale and purchase of the Partnership Interests hereunder shall include any and all rights pertaining to the Partnership Interests, including, without limitation, the rights to receive profits for the current fiscal year 2008, and the accounts balances in the Sellers’ Capital and Reserve Accounts, including any and all rights in the relation of the Company and the Sellers reflected in and pertaining to the Sellers’ Capital and Reserve Accounts.

2.2	Sale and Purchase of the Sellers' Loans and Private Accounts

 Each Seller hereby sells, and the Purchaser hereby purchases from each Seller, upon the terms and conditions of this Agreement, any and all rights in the relation of the Company and the Sellers reflected in and pertaining to the Sellers' Loans and Private Accounts as of the Effective Date with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date.

2.3	Separate Transfer Agreements

 The Sellers and the Purchaser agree that the Partnership Interests sold and purchased in accordance with Clause 2.1 are not transferred by virtue of this Agreement but will be transferred with effect "in rem" (mit dinglicher Wirkung/tatsächlicher Besitzübergang) at the Closing (as defined in Clause 5.1) by means of a separate transfer agreement substantially in the form attached hereto as Annex 2.3 (a). The Sellers and the Purchaser agree that the Sellers' Loans and Private Accounts sold and purchased in accordance with Clause 2.2 are not transferred by virtue of this Agreement but will be transferred with effect "in rem" (mit dinglicher Wirkung/tatsächlicher Besitzübergang) at the Closing by means of a separate transfer agreement substantially in the form attached hereto as Annex 2.3 (b).

2.4	Approval of Shareholders

 The Sellers and Mr. Hans Kilian Saueressig have approved the sale and purchase of the Partnership Interests and of the Sellers' Loans and Private Accounts to the Purchaser and the transfer of the Partnership Interests and of the Sellers' Loans and Private Accounts to the Purchaser or an Affiliate of the Purchaser according to Clause 12 para.2 and Clause 10 para.3 second sentence of the Company's partnership agreement. A copy of the resolution is attached to this Agreement as Annex 2.4.

3.	PURCHASE PRICE; SELLERS' LOANS AND PRIVATE ACCOUNTS PURCHASE PRICE; PRELIMINARY PURCHASE PRICE; PRELIMINARY SELLERS' LOANS AND PRIVATE ACCOUNTS PURCHASE PRICE; CONDITIONS OF PAYMENT

3.1	Purchase Price; Sellers' Loans and Private Accounts Purchase Price

(a)	The purchase price to be paid by the Purchaser for the Partnership Interests as sold and purchased in accordance with Clause 2.1 shall be 78 per cent of the aggregate amount equal to

(1)	the Gross Enterprise Value (as defined in Clause 3.2(a)),

(2)	less the Financial Debt as of the Effective Date (as defined in Clause 3.2(b)),

(3)	plus the Cash as of the Effective Date (as defined in Clause 3.2(c)),

(4)
less the amount of any Working Capital Shortfall or, as the case may be, plus the amount of any Working Capital Surplus, in each case as of the Effective Date (in each case as defined in Clause 3.2(d)),

(5)	less the amount of any EBITDA Shortfall or, as the case may be, plus the amount of any EBITDA Surplus, in each case as of the Effective Date (in each case as defined in Clause 3.2(e)),

         (hereinafter referred to as the "Purchase Price").

(b)
The purchase price to be paid by the Purchaser for the Sellers' Loans and Private Accounts as sold and purchased in accordance with Clause 2.2 shall be an amount equal to the aggregate of the accounts balances of the Sellers' Loans and Private Accounts, in each case as of the Effective Date, plus accrued interest thereon for the period from and including the Effective Date up to and including the Closing Date. This amount is hereinafter referred to as the "Sellers' Loans and Private Accounts Purchase Price" and shall not be part of the Purchase Price pursuant to Clause 3.1(a).

3.2	Calculation of Purchase Price

(a)	The Gross Enterprise Value amounts to EUR 97,000,000.00 (in words: ninety seven million Euros) (hereinafter referred to as the "Gross Enterprise Value").

(b)	"Financial Debt" shall mean the items listed in Annex 3.2(b) (hereinafter referred to as the "Financial Debt").

(c)	"Cash" shall mean the items listed in Annex 3.2(c) (hereinafter referred to as the "Cash").

(d)
"Working Capital Shortfall" to be deducted pursuant to Clause 3.1(4) shall mean the amount by which the Working Capital falls short of EUR 10,500,000.00 (in words: ten million five hundred thousand Euros) (herein referred to as the "Working Capital Shortfall"). "Working Capital Surplus" to be added pursuant to Clause 3.1(4) shall mean the amount by which the Working Capital exceeds the amount of EUR 11,500,000.00 (in words: eleven million five hundred thousand Euros) (herein referred to as the "Working Capital Surplus"). "Working Capital" shall mean the items listed in Annex 3.2(d) (hereinafter referred to as the "Working Capital").

(e)
"EBITDA Shortfall" to be deducted pursuant to Clause 3.1(5) shall mean 3.5 times the amount by which the EBITDA falls short of EUR 11,700,000.00 (in words: eleven million seven hundred thousand Euros) (herein referred to as the "EBITDA Shortfall"). "EBITDA Surplus" to be added pursuant to Clause 3.1(5) shall mean 3.5 times the amount by which the EBITDA exceeds the amount of EUR 14,200,000.00 (in words: fourteen million two hundred thousand Euros) (herein referred to as the "EBITDA Surplus").

(f)
The items referred to in this Clause 3.2(b) through 3.2(e) in conjunction with the Annexes 3.2 are to be assessed (anzusetzen) with the amounts shown in the Consolidated Financial Statements 2007 (as defined in Clause 4.1), provided, however, that all of these items relating to the Subsidiaries which are not, directly or indirectly, wholly-owned by the Company and which have been fully consolidated, shall be assessed only on a pro-rata basis corresponding to the participation held by the Company in such Subsidiaries.

(g)
If and to the extent the Purchaser is entitled to any claims under Clauses 6 through 8 and 10 of this Agreement, the underlying facts or circumstances to which the respective claim relates shall not reduce the Purchase Price under this Clause 3.2.

3.3	Preliminary Purchase Price; Preliminary Sellers' Loans and Private Accounts Purchase Price; Due Date

(a)
As of the date of this Agreement and based on the financial information provided by the Sellers to the Purchaser, the Parties have estimated and agreed the Financial Debt, Cash and any Working Capital Shortfall or Working Capital Surplus, in each case as of the Effective Date, as shown in each case in the preliminary effective date accounts attached hereto as Annex 3.3 (a) (hereinafter referred to as the "Preliminary Effective Date Accounts"). Based thereon, the Sellers and the Purchaser have agreed on a preliminary purchase price of EUR 55,450,200.00 (in words: fifty five million four hundred and fifty thousand two hundred Euros) (hereinafter referred to as the "Preliminary Purchase Price"). On the Closing Date, the Preliminary Purchase Price shall become due and payable and the Purchaser shall pay the Preliminary Purchase Price as follows:

(i)
EUR 54,700,200.00 (in words: fifty four million seven hundred thousand and two hundred Euros), together with interest thereon as set forth in Clause 3.7(a), to the Sellers’ Accounts (as set forth in Clauses 3.5(a) and 3.6(a) through (d));

(ii)
EUR 750,000.00 (in words: seven hundred and fifty thousand Euros) (hereinafter referred to as the "Escrow Amount") to the Escrow Account named in the Escrow Agreement (hereinafter referred to as the "Escrow Account"). The Parties will agree upon the particulars about the Escrow Account and the release of the Escrow Amount by means of an escrow agreement with a bank substantially in the form attached hereto as Annex 3.3(a) (ii) (herein referred to as the "Escrow Agreement") and which will be executed on the Closing Date, at the latest.

(b)
As of the date of this Agreement and based on the financial information provided by the Sellers to the Purchaser, the Sellers and the Purchaser have estimated and agreed the aggregate of the accounts balances of the Sellers' Loans and Private Accounts, in each case as of the Effective Date, as shown in each case in the preliminary Sellers' Loans and Private Accounts attached hereto as Annex 3.3(b) ("Preliminary Sellers' Loans and Private Accounts"). Based thereon, the Sellers and the Purchaser have agreed on a preliminary Sellers' Loans and Private Accounts purchase price of EUR 11,389,699.00 (in words: eleven million three hundred eighty nine thousand six hundred ninety nine Euros) (hereinafter referred to as the "Preliminary Sellers' Loans and Private Accounts Purchase Price"). On the Closing Date, the Preliminary Sellers' Loans and Private Accounts Purchase Price shall become due and payable and the Purchaser shall pay the Preliminary Sellers' Loans and Private Accounts Purchase Price, together with accrued interest thereon for the period from and including the Effective Date up to and including the Closing Date, to the Sellers' Accounts (as set forth in Clauses 3.5(b) and 3.6(a) through (d)).

3.4	Purchase Price Adjustment; Sellers' Loans and Private Accounts Purchase Price Adjustment; Due Date

(a)
If on the basis of the Consolidated Financial Statements 2007 (as defined in Clause 4.1) the Purchase Price is higher than the Preliminary Purchase Price, the Purchaser shall pay to the Sellers an amount equal to the amount by which the Purchase Price exceeds the Preliminary Purchase Price. If on the basis of the Consolidated Financial Statements 2007 (as defined in Clause 4.1) the Preliminary Purchase Price is higher than the Purchase Price, the Sellers shall pay to the Purchaser an amount equal to the amount by which the Preliminary Purchase Price exceeds the Purchase Price. Any such amount to be paid by either the Purchaser or the Sellers (hereinafter referred to as the "Purchase Price Adjustment") shall be paid, together with interest thereon for the period from and including the Effective Date up to and including the date payment is due at the rate set forth in Clause 3.7(a), as set forth in Clause3.4(c) below.

(b)
If on the basis of the Consolidated Financial Statements 2007 (as defined in Clause 4.1) the Sellers' Loans and Private Accounts Purchase Price is higher than the Preliminary Sellers' Loans and Private Accounts Purchase Price, the Purchaser shall pay to the Sellers an amount equal to the amount by which the Sellers' Loans and Private Accounts Purchase Price exceeds the Preliminary Sellers' Loans and Private Accounts Purchase Price. If on the basis of the Consolidated Financial Statements 2007 (as defined in Clause 4.1) the Preliminary Sellers' Loans and Private Accounts Purchase Price is higher than the Sellers' Loans and Private Accounts Purchase Price, the Sellers shall pay to the Purchaser an amount equal to the amount by which the Preliminary Sellers' Loans and Private Accounts Purchase Price exceeds the Sellers' Loans and Private Accounts Purchase Price. Any such amount to be paid by either the Purchaser or the Sellers (hereinafter referred to as the "Sellers' Loans and Private Accounts Purchase Price Adjustment") shall be paid, together with accrued interest thereon for the period from and including the Effective Date up to and including the date payment is due, as set forth in Clause 3.4(d) below.

(c)
(i) Any Purchase Price Adjustment owed by the Purchaser shall be paid by the Purchaser ten Business Days after the Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3, however, at the earliest on the Closing Date, to the Sellers' Accounts (as set forth in Clauses 3.5(a) and 3.6(a) through (d)).

(ii) Any Purchase Price Adjustment owed by the Sellers shall be paid by the Sellers ten Business Days after the Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3, however, at the earliest on the Closing Date, to the Purchaser's Account (as set forth in Clause 3.6(e)).

(d)
(i) Any Sellers' Loans and Private Accounts Purchase Price Adjustment owed by the Purchaser shall be paid by the Purchaser ten Business Days after the Sellers' Loans and Private Accounts Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3, however, at the earliest on the Closing Date, to the Sellers' Accounts (as set forth in Clauses 3.5(b) and 3.6(a) through (d)).

(ii) Any Sellers' Loans and Private Accounts Purchase Price Adjustment owed by the Sellers shall be paid by the Sellers ten Business Days after the Sellers' Loans and Private Accounts Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3, however, at the earliest on the Closing Date, to the Purchaser's Account (as set forth in Clause 3.6(e)).

3.5	Allocation of Purchase Price, of any Purchase Price Adjustment, of Sellers' Loans and Private Accounts Purchase Price and of any Sellers' Loans and Private Accounts Purchase Price Adjustment

(a)
The Purchase Price and any Purchase Price Adjustment, together with interest thereon at the rate and the period set forth in Clause 3.7(a), shall be allocated between the Sellers in accordance with their respective holding in the aggregate amount of all Partnership Interests as set forth in Annex 3.5 (a).

(b)
The Sellers' Loans and Private Accounts Purchase Price, together with the respective accrued interest thereon for the period as set forth in Clause 3.3(b), shall be allocated between the Sellers in proportion to the respective aggregate accounts balances of their Sellers' Loans and Private Accounts as of the Effective Date. Any Sellers' Loans and Private Accounts Purchase Price Adjustment, together with the respective accrued interest thereon for the period as set forth in Clause 3.3(b), shall be paid by the respective Seller whose respective aggregate accounts balances of the Sellers' Loans and Private Accounts as of the Effective Date result in a Sellers' Loans and Private Accounts Purchase Price Adjustment.

3.6	Sellers' Accounts; Purchaser's Account

(a)
All payments owed by the Purchaser to the Seller 1 under this Agreement shall be paid by the Purchaser by way of irrevocable wire transfer – to be credited on the same day – free of any costs and fees to the bank account of the Seller 1 kept with Muensterlaendische Bank Thie & Co., Muenster, Germany, sort code (Bankleitzahl) 400 300 00, account number 349 258 83 00 (hereinafter referred to as the "Seller 1's Account") or any other account to be nominated by the Seller 1 to the Purchaser in writing at least five Business Days prior to the Closing Date.

(b)
All payments owed by the Purchaser to the Seller 2 under this Agreement shall be paid by the Purchaser by way of irrevocable wire transfer – to be credited on the same day – free of any costs and fees to the bank account of the Seller 2 kept with Sparkasse Westmuensterland, Germany, sort code (Bankleitzahl) 40154530, account number 69047 (hereinafter referred to as the "Seller 2's Account") or any other account to be nominated by the Seller 2 to the Purchaser in writing at least five Business Days prior to the Closing Date.

(c)
All payments owed by the Purchaser to the Seller 3 under this Agreement shall be paid by the Purchaser by way of irrevocable wire transfer – to be credited on the same day – free of any costs and fees to the bank account of the Seller 3 kept with Bankhaus Lampe KG, Muenster, Germany, sort code (Bankleitzahl) 48020151, account number 363855 (hereinafter referred to as the "Seller 3's Account") or any other account to be nominated by the Seller 3 to the Purchaser in writing at least five Business Days prior to the Closing Date.

(d)
All payments owed by the Purchaser to the Seller 4 under this Agreement shall be paid by the Purchaser by way of irrevocable wire transfer – to be credited on the same day – free of any costs and fees to the bank account of the Seller 4 kept with Koelner Bank eG, Germany, sort code (Bankleitzahl) 37160087, account number 940252008 (hereinafter referred to as the "Seller 4's Account") or any other account to be nominated by the Seller 4 to the Purchaser in writing at least five Business Days prior to the Closing Date. Seller 1's Account, Seller 2's Account, Seller 3's Account and Seller 4's Account are herein collectively referred to as the "Sellers' Accounts".

(e)
All payments owed by the Sellers to the Purchaser under this Agreement shall be paid by the Sellers by way of irrevocable wire transfer – to be credited on the same day – free of any costs and fees to the Purchaser's bank account to be specifically identified by the Purchaser to the Sellers in writing at least five Business Days prior to the Closing Date (herein referred to as the "Purchaser's Account").

3.7	Interest

(a)
The Purchase Price shall bear interest at the rate of six (6) per cent, commencing as of the Effective Date through the Closing Date. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

(b)
If the Purchaser is in default (Verzug) of payment of the Purchase Price or the Sellers' Loans and Private Accounts Purchase Price or if the Sellers are in default of payment of any Purchase Price Adjustment and/or Sellers' Loans and Private Accounts Purchase Price Adjustment, the Purchase Price, the Sellers' Loans and Private Accounts Purchase Price or any Purchase Price Adjustment and/or Sellers' Loans and Private Accounts Purchase Price Adjustment shall bear interest at the rate of 600 basis points over the one month rate Euribor p.a. as of the next Business Day after the respective Party is in default of payment for the time the respective Party is in default.

3.8	No Right to Set-Off

 Any right of the Purchaser to set-off and/or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

3.9	Bank Guaranty

 Until the Closing Date (as defined in Clause 5.1) the Sellers shall deliver to the Purchaser a bank guaranty in the amount of EUR 10,000,000.00 (in words: ten million Euros) covering any and all claims, except for claims pursuant to Clause 10.8(a), of the Purchaser against the Sellers under this Agreement which (i) have been identified by the Purchaser and communicated to the Sellers within eighteen months after the Closing Date, and (ii) are either undisputed or have become legally binding in accordance with Clause 17.2 (hereinafter collectively referred to as the "Guaranty Claims" and each of them as a "Guaranty Claim"). If, for whatever reason, a Guaranty Claim has been identified and timely communicated by the Purchaser to the Sellers but has prior to the expiration of the bank guaranty not yet been resolved, either amicably by the Parties or through arbitration pursuant to Clause 17.2, then the bank guaranty shall remain effective, but reduced to the amount sufficient to cover such outstanding Guaranty Claim.

3.10	Example Calculation

 For the sake of clarity and by way of example only, Annex 3.10 contains a calculation of the Purchase Price and related items which is partly based on hypothetical figures and, therefore, not binding and does not create a prejudice for the Parties.

4.	CONSOLIDATED FINANCIAL STATEMENTS 2007

4.1	Preparation and Audit of the Consolidated Financial Statements 2007

Any Purchase Price Adjustment and any Sellers' Loans and Private Accounts Purchase Price Adjustment shall be determined on the basis of the consolidated financial statements of the Company for the year ended 31 December 2007 (hereinafter referred to as the "Consolidated Financial Statements 2007"). The Consolidated Financial Statements 2007 shall be prepared by the Company in accordance with the applicable statutory accounting provisions of Clauses 290 et seqq. of the German Commercial Code (HGB), taking into account the generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung), and shall be audited with the intention of an unqualified opinion by HLB, Dr. Schumacher & Partner GmbH, Wirtschaftsprüfungsgesellschaft, Steuerberatungsgesellschaft, Muenster, Duesseldorf (hereinafter referred to as the "Company’s Auditor"). The Consolidated Financial Statements 2007 shall be prepared according to the accounting and valuation principles used for the preparation of the Consolidated Financial Statements 2006 (as defined in Clause 6.2(b)) and applied for previous fiscal years, in particular under identical utilization of any election rights and continuation of the valuation and consolidation principles and methods used for the preparation of the Consolidated Financial Statements 2006 (as defined in Clause 6.2(b)).

4.2	Review and Delivery of the Consolidated Financial Statements 2007 to the Purchaser

 The Consolidated Financial Statements 2007 prepared by the Company and audited by the Company’s Auditor shall be delivered by the Sellers to the Purchaser without delay. The Sellers shall use their best efforts, to the extent permissible under applicable law, that the Purchaser receives access by the management of each of the Companies to all relevant documentation necessary for reviewing a possible Purchase Price Adjustment and/or Sellers' Loans and Private Accounts Purchase Price Adjustment resulting out of the Consolidated Financial Statements 2007, however, excluding the working papers of the Company’s Auditor.

4.3	Objections of the Purchaser; Arbitration Proceedings

 Any Purchase Price Adjustment and any Sellers' Loans and Private Accounts Purchase Price Adjustment shall be carried out bindingly on the basis of the Consolidated Financial Statements 2007 to the extent that the Purchaser does not within sixty days after the receipt of the Consolidated Financial Statements 2007 raise any written objections vis-à-vis the Sellers (hereinafter referred to as the "Objections"). If, after the Purchaser having raised in time and due form its Objections, the Sellers and the Purchaser cannot agree on any Purchase Price Adjustment and/or any Sellers' Loans and Private Accounts Purchase Price Adjustment, within thirty days following the delivery of the Objections, each of the Sellers and the Purchaser shall be entitled to request the "Institut der Wirtschaftsprüfer in Deutschland e.V.", Duesseldorf, to appoint an auditor or an audit firm to act as an arbitrator (Schiedsgutachter) (hereinafter referred to as the "Arbitrator") to determine the Purchase Price Adjustment and/or the Sellers' Loans and Private Accounts Purchase Price Adjustment, to the extent permissible under applicable law, within the positions in dispute between the Sellers and the Purchaser. The Arbitrator shall aim to decide on the Purchase Price Adjustment and/or the Sellers' Loans and Private Accounts Purchase Price Adjustment within thirty Business Days after being appointed. The Arbitrator shall give the Sellers and the Purchaser adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of the Sellers and the Purchaser and their advisors. The Arbitrator shall give reasons for his decision and on all issues which are in dispute between the Sellers and the Purchaser. The Purchase Price Adjustment and/or the Sellers' Loans and Private Accounts Purchase Price Adjustment as determined by the Arbitrator shall be final and binding on the Parties subject to Clause 319 of the German Civil Code (BGB).

4.4	Costs of Auditing

 All costs arising out of or in connection with the audits by the Company’s Auditor shall be borne by the Company. All costs arising out of or in connection with the audit by the Purchaser shall be borne by the Purchaser alone. In case of arbitration proceedings referred to in Clause 4.3, the Arbitrator may decide in its equitable discretion upon the allocation of his costs and expenses, taking into account, however, the degree of success and defeat of each Party. Each Party shall bear its own costs and the costs of its advisors and counsel.

5.	CLOSING; CLOSING CONDITIONS

5.1	Closing Conditions; Closing Date

 The consummation of the transactions contemplated by this Agreement (hereinafter referred to as "Closing") shall take place at the offices of Allen & Overy LLP in 40213 Duesseldorf, Breite Strasse 27, five Business Days after the date on which the last of the Closing Conditions set forth in Clause 5.2 has been fulfilled or waived, or at any other time or place which the Sellers and the Purchaser will mutually agree upon (hereinafter referred to as "Closing Date").

5.2	Closing Conditions

 The obligations of the Sellers and the Purchaser to carry out the Closing shall be subject to the satisfaction of each of the following conditions to Closing (collectively referred to herein as the "Closing Conditions", and each of them as a "Closing Condition"):

(a)	The German Federal Cartel Office (Bundeskartellamt) ("FCO") shall have cleared the proposed concentration. This condition shall be deemed satisfied if

(1)	the FCO has cleared the proposed concentration in accordance with Clause 40 para. 2 sentence 1 of the Law against Restraints of Competition (GWB); or

(2)	the parties involved (Zusammenschlussbeteiligte) have received a written notice from the FCO that the facts of the case do not allow a prohibition of the proposed concentration under Clause 36 GWB; or

(3)
the FCO fails to notify the Parties in accordance with Clause 40 para. 1 sentence 1 GWB within one (1) month after receipt of the pre-merger notification that it has commenced a formal investigation of the proposed concentration; or

(4)
the FCO (i) fails to prohibit the proposed concentration in accordance with Clause 40 para. 2 sentence 1 GWB within four (4) months after receipt of the pre-merger notification and (ii) fails to come to an agreement with the parties involved (Zusammenschlussbeteiligte) on the extension of such four-month waiting period in accordance with Clause 40 para. 2 sentence 3 no. 1 GWB; or

(5)
the FCO fails to (i) prohibit the proposed concentration in accordance with Clause 40 para. 2 sentence 1 GWB within the agreed extension and (ii) fails to come to an agreement with the parties involved (Zusammenschlussbeteiligte) on a further extension of the (extended) waiting period mentioned in (4) of this Clause 5.2(a) in accordance with Clause 40 para. 2 sentence 3 no. 1 GWB.

 Neither the Purchaser nor any of the Sellers shall grant its consent and approval to any extension of the waiting period without the prior written consent of the respective other Parties involved.

(b)	The Consolidated Financial Statements 2007 shall have been adopted (festgestellt).

5.3	Obligations with Respect to the Closing Conditions

 The Sellers and the Purchaser undertake to use their best efforts to cause each of the Closing Conditions to be satisfied as soon as possible. With regard to the merger control clearance, the obligations of the Sellers and the Purchaser are more specifically set out in Clause 11.1 below. The Sellers and the Purchaser shall inform each other in writing without undue delay (unverzüglich) as soon as the Closing Conditions have been satisfied or waived.

5.4	Consequences of Non-Satisfaction of the Closing Conditions; Right to Waive Closing Conditions

(a)
If the FCO has not cleared the proposed concentration within thirty six days after receipt of the pre-merger notification, the Sellers may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the other Parties. If the Closing has not occurred, at the latest, 5 months after the Signing Date, the Sellers and/or the Purchaser may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the other Parties. Any rescission under this Clause 5.4 shall be valid only if the recipient Party has received such written notice of rescission prior to the date on which the last Closing Condition has been satisfied or waived. If this Agreement is rescinded in accordance with this Clause, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties, except that this Clause 5.4 and Clauses 11 (Confidentiality), 14 (Assignee Affiliate's Guarantor), 15 (Costs and Taxes), 16 (Notices) and 17 (Miscellaneous) shall remain in force and effect. If the Closing Condition set out in Clause 5.2(a) has not been satisfied and the Sellers and/or the Purchaser have rescinded the Agreement in accordance with this Clause, the Purchaser shall reimburse to the Sellers all costs and expenses incurred in connection with the limited auction selling process of the Company up to an amount of EUR 300,000.00 (in words: three hundred thousand Euros).

(b)
If the Consolidated Financial Statements 2007 have not been adopted (festgestellt) as set forth in Clause 5.2(b) by 15 May 2008, at the latest, such Closing Condition shall cease to have force and effect.

(c)	The Sellers shall have the right to waive in writing the Closing Condition set forth in Clause 5.2(b).

5.5	Actions on the Closing Date

 At the Closing, the Parties shall simultaneously execute and deliver the following documents and take the following actions:

(a)	The Parties shall execute the Escrow Agreement (as defined in Clause 3.3(a)(ii)), unless such agreement has already been executed prior to the Closing Date.

(b)
The Purchaser shall pay the Preliminary Purchase Price in accordance with Clause 3.3(a) and, as the case may be, the Purchase Price Adjustment in accordance with Clause 3.4(c)(i), to the extent the Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3 on the Closing Date and the Purchaser is therefore obliged to a corresponding payment.

(c)
The Purchaser shall pay the Preliminary Sellers' Loans and Private Accounts Purchase Price in accordance with Clause 3.3(b) and, as the case may be, the Sellers' Loans and Private Accounts Purchase Price Adjustment in accordance with Clause 3.4(d)(i), to the extent the Sellers' Loans and Private Accounts Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3 on the Closing Date and the Purchaser is therefore obliged to a corresponding payment.

(d)
The Sellers shall pay, as the case may be, the Purchase Price Adjustment in accordance with Clause 3.4(c)(ii), to the extent the Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3 on the Closing Date and the Sellers are therefore obliged to a corresponding payment.

(e)
The Sellers shall pay, as the case may be, the Sellers' Loans and Private Accounts Purchase Price Adjustment in accordance with Clause 3.4(d)(ii), to the extent the Sellers' Loans and Private Accounts Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.3 on the Closing Date and the Sellers are therefore obliged to a corresponding payment.

(f)
The Sellers shall transfer the Partnership Interests and any and all rights reflected in and pertaining to the Sellers' Loans and Private Accounts to the Purchaser or an Affiliate of the Purchaser as provided in Clause 2.3.

(g)
Seller 1, Seller 4 and Mr. Hans Kilian Saueressig shall transfer their fixed partnership interests in Devine GmbH + Co. KG to the Company by means of the transfer agreement substantially in the form attached to the respective sale and purchase agreement which is attached hereto as Annex 5.5 (g).

6.	SELLERS’ GUARANTEES

6.1	Form and Scope of Sellers’ Guarantees

 The Sellers hereby guarantee to the Purchaser by way of an independent promise of guarantee pursuant to Clause 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope and subject to the requirements and limitations provided in Clause 6 hereof or otherwise in this Agreement that the statements set forth in Clause 6.2 below are complete and correct as of the Signing Date and, unless explicitly provided otherwise in this Clause 6, on the Closing Date. The Sellers and the Purchaser agree and explicitly confirm that the guarantees in this Clause 6 are not granted, and shall not be qualified and construed as, quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Clauses 443, 444 BGB, respectively, that Clause 444 BGB shall not and does not apply to the guarantees contained in this Clause 6.

6.2	Sellers’ Guarantees

(a)	Corporate Issues and Authority of the Sellers

(1)
The statements in Clause 1 hereof regarding the Companies, the Minority Entities, the Sellers’ Capital and Reserve Accounts are complete and correct. The Companies and the Minority Entities have been duly established and are validly existing under the laws of their respective jurisdiction. The copy attached hereto as Annex 6.2(a)(1a) completely and correctly reflects the Company's partnership agreement (except for amendments reflected in the recordings in the commercial register since 28 September 2004 until the Closing Date), which is in full force and effect and which the Sellers will not amend until the Closing Date, except for the deletion of Clause 12 para. 4 of the Company's partnership agreement. Annex 6.2 (a)(1b) contains a true and correct list of the articles of association (or equivalent documents) (i) of such Subsidiaries which are not, directly or indirectly, wholly-owned by the Company and (ii) of the Minority Entities.

(2)
The Companies’ Shares and the Minority Participations have been validly issued, are fully paid in, either in cash or in kind, have not been repaid and are free from any encumbrances or other rights of Third Parties, and there are no pre-emptive rights, options, voting arrangements or other rights of Third Parties to acquire any of the Companies’ Shares or the Minority Participations, in each case except under statutory law, under the articles of association (or equivalent documents) listed in Annex 6.2(a)(1b) or as disclosed in Annex 6.2(a) (2).

(3)
Except as disclosed in Annex 6.2(a)(4), as of the Signing Date, no bankruptcy, insolvency or judicial composition proceedings concerning any of the Companies have been applied for. No circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

(4)	The companies listed in Annex 6.2(a)(4) are in liquidation or already liquidated. No outstanding liabilities exist insofar which would give rise to any obligation of the Company.

(5)	The Sellers are entitled to freely dispose of the Partnership Interests without such a disposal infringing any rights of a Third Party.

(6)
The statements in Clause 1 hereof regarding the Sellers' Loans and Private Accounts are complete and correct. The Sellers' Loans and Private Accounts are validly existing and they are free from any encumbrances or other rights of Third Parties.

(b)	Financial Statements 2006; Consolidated Financial Statements 2006; Consolidated Financial Statements 2007

(1)
The Sellers have delivered to the Purchaser the audited financial statements of the Company as of 31 December 2006 (the "Financial Statements 2006") as well as the audited consolidated financial statements of the Company as of 31 December 2006 (the "Consolidated Financial Statements 2006"). The Financial Statements 2006 have been prepared in accordance with the applicable statutory accounting provisions of Clauses 264 et seqq. HGB and present, taking into account the generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) and the principles of formal and material balance sheet continuity (formelle und materielle Bilanzkontinuität), a true and fair view, within the meaning of Clause 264 para. 2 HGB, of the assets and liabilities, financial condition and results of operation (Vermögens-, Finanz- und Ertragslage) of the Company for the period referenced therein. Except for effects resulting from the consolidation of Saueressig Jordan Co. Ltd. in the fiscal year 2006 as described in Annex 6.2(b), the Consolidated Financial Statements 2006 have been prepared in accordance with the applicable statutory accounting provisions of Clauses 290 et seqq. HGB and present, taking into account the generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) and the principles of formal and material balance sheet continuity (formelle und materielle Bilanzkontinuität), a true and fair view, within the meaning of Clause 297 para. 2 HGB, of the assets and liabilities, financial condition and results of operation (Vermögens-, Finanz- und Ertragslage) of the Companies for the period referenced therein.

(2)
All receivables shown in the Consolidated Financial Statements 2007 are fully recoverable (voll einbringlich), net off value adjustments (Wertberichtigungen) or write-offs (Abschreibungen) shown in the Consolidated Financial Statements 2007.

 Unless otherwise provided for in this Agreement, the Sellers shall indemnify and hold harmless the Companies and the Purchaser from and against all claims the factual or legal basis of which has been realized in the fiscal years prior to the fiscal year 2008 and which no liability or provision is shown for in the Consolidated Financial Statements 2007 or in financial statements.

(c)	Real Property

(1)	Annex 6.2(c)(1) contains a complete and correct list of real property owned by the Companies.

(2)
Annex 6.2(c)(2) contains a complete and correct list of real property leased or rented by the Companies as of the Signing Date, whether as lessee or as lessor, where the respective lessee’s payment obligations under the lease agreements exceeds a value of EUR 50,000.00 p.a.. The lessee’s payment obligations from all other lease agreements relating to real estate are not higher than EUR 100,000.00 a year.

(d)	Other Assets

 To the Sellers’ Knowledge, the assets owned or lawfully used by the Companies as of the Signing Date are sufficient to, and in a reasonably usable condition (gebrauchsfähiger Zustand) in order to, continue the Business substantially in the same manner as conducted at the Signing Date. Subject to any transfers by way of security (Sicherungsübereignung) or retention of title arrangements (Eigentumsvorbehalte) which are disclosed in Annex 6.2(d) and subject to any statutory liens which all have arisen in the ordinary course of business of the Companies, the aforementioned assets are free from any encumbrances.

(e)	Intellectual Property Rights; Information Technology

(1)
Annex 6.2(e) (1) contains a complete and correct list of patents, trademarks and other registered intellectual property rights owned (berechtigte Inhaberschaft) or used by the Companies as of the Signing Date (hereinafter referred to as the "Intellectual Property Rights").

(2)
To the Sellers’ Knowledge, the Intellectual Property Rights are, as of the Signing Date, not subject to any pending proceedings for opposition, cancellation, revocation or rectification which may negatively affect the operation of the Business nor are they being materially in-fringed by Third Parties. All fees necessary to maintain the Intellectual Property Rights have been paid, all necessary renewal applications have been filed and all other material steps necessary for their maintenance have been taken. To the Sellers’ Knowledge, the Companies do not infringe any intellectual property rights of Third Parties.

(3)
All computer hardware, software, communication systems, networks and other information technology owned or lawfully used by the Companies as of the Signing Date (hereinafter referred to as the "Information Technology") are sufficient to continue the Business substantially in the same manner as conducted at the Signing Date.

(f)	Compliance with Laws and Permits

 As of the Signing Date, the Companies hold all material permits which are required, if any, under applicable public laws (öffentliches Recht) for the operation of the Business as presently conducted. Except as disclosed in Annex 6.2(f), there are, as of the Signing Date, no indications or threats of any revocation or restriction or subsequent orders (nachträgliche Anordnungen) relating to any such permits after the Effective Date which would materially affect the Business. The Companies conduct their respective business in compliance with all material provisions of such permits, the non-compliance with which would have a material adverse effect with respect to the Business.

(g)	Compliance with Environmental Laws

(1)	The following terms used in this Agreement shall have the following meaning:

(i)
"Environment" means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water) or land;

(ii)	"Environmental Matters" means all matters relating to the protection of the Environment;

(iii)
"Environmental Laws" means all laws, ordinances, executable administrative decisions, public-law agreements, legally binding judgements or judgments declared as immediately enforceable, which are effective and enforceable at the Signing Date relating to Environmental Matters.

(2)
Except as disclosed in Annex 6.2(g), to the Sellers’ Knowledge, as of the Signing Date, the Companies conduct their respective business in compliance with all Environmental Laws and there are no circumstances which give rise to any obligation under Environmental Laws.

(3)
Except as disclosed in Annex 6.2(f), as of the Signing Date, there are no claims, proceedings, actions or investigations pending against the Companies with respect to non-compliance with or obligation under material Environmental Laws nor have any such claims, proceedings, actions or investigations been threatened in writing.

(4)
If a claim is asserted against either the Companies or the Purchaser under Environmental Laws, at any time, due to occurrences before the Effective Date (hereinafter referred to as "Environmental Claims"), the Sellers are obliged to indemnify the Purchaser of all costs, liabilities, penalties and/or expenses incurred by the Companies or the Purchaser as a result of the Environmental Claims, including, but not limited to, reasonable indemnification of any and all reasonable legal fees incurred in addressing and/or defending the Environmental Claims.

(5)	Except as disclosed in Annex 6.2(g), to the Sellers' Knowledge, there are no occurrences between the Effective Date and the Signing Date which could give rise to any Environmental Claim.

(h)	Material Agreements

 Annex 6.2 (h) contains a complete and correct list of material agreements as described below to which any of the Companies, as of the Signing Date, is a party and of which the main obligations have not yet been completely fulfilled (hereinafter referred to as the "Material Agreements"):

(1)	agreements relating to the acquisition or sale of interests in other companies or businesses;

(2)
agreements relating to the acquisition, disposal or encumbrance of real property, in each case, for a consideration/an amount of EUR 50,000.00 or more; the obligations from all other agreements in this regard are not higher than EUR 50,000.00 a year;

(3)
rental and lease agreements relating to real estate which, individually, provide for annual payments of EUR 50,000.00 or more and which cannot be terminated by the respective Companies on twelve months or less notice without penalty; the lessee’s payment obligations from all other lease agreements relating to real estate are not higher than EUR 100,000.00 a year;

(4)
license agreements which, individually, provide for annual payments of EUR 50,000.00 or more and which cannot be terminated by the respective Companies on twelve months or less notice without penalty; the obligations from all other license agreements are not higher than EUR 100,000.00 a year;

(5)
loan agreements, bonds, notes or any other instruments of debt involving any Third Party outside the Companies and, individually, an amount of EUR 100,000.00 or more; the obligations from all other agreements in this regard are not higher than EUR 100,000.00 a year;

(6)
guarantees, indemnities, and suretyships issued for any debt of any Third Party other than the Companies for an amount of EUR 100,000.00 or more; the obligations from all other agreements in this regard are not higher than EUR 100,000.00 a year;

(7)	agreements with customers and suppliers which, individually, provide for annual payments of more than EUR 250,000.00;

(8)	joint venture- and cooperation agreements with Third Parties;

(9)
agreements prohibiting or limiting the ability of any of the respective Companies to engage in any business activity or to compete with any market participant (including any exclusive purchasing or sales agreements);

(10)
any continuing obligations (Dauerschuldverhältnisse) other than described in Clauses 6.2 (h) (1) through (9) which cannot be terminated with effect as of or prior to 31 October 2009 and which provide for annual obligations of the Company or the Subsidiaries in excess of EUR 150,000.00. The obligations from all other agreements in this regard are not higher than EUR 500,000.00 a year.

 Each of the Material Agreements is, as of the Signing Date, in full force and effect, and the Company or the respective Subsidiary have received no notice of termination as of the Signing Date and neither the Company nor any Subsidiary is in any material breach of any of the Material Agreements. The dealings between the Companies and the customers taken as a whole are carried out at arm’s length terms.

(i)	Largest Customers and Largest Suppliers

 Annex 6.2(i) contains a complete and correct list of the five (5) largest customers and the five (5) largest suppliers of the Companies, in each case measured on the basis of (and the list in each case specifying) the business volume for the fiscal year ended on 31 December 2007.

(j)	Employees

(1)
Annex 6.2(j) (1) contains, as of the Signing Date, a complete and correct list of collective bargaining agreements and agreements with unions, workers’ councils and similar organizations by which any of the Companies, as of the Signing Date, are bound. There are no legally binding unilateral declarations of intention by any of the Companies in favour of the employees of the Companies.

(2)
Annex 6.2(j) (2) contains, as of the Signing Date, a complete and correct list of employees of the Companies who are entitled, as of the Signing Date, to receive in the calendar year 2008 a gross annual base salary (excluding fringe benefits, such as incentives, stock options or appreciation rights, company car and other benefits) in excess of EUR 100,000.00 (such employees collectively hereinafter referred to as the "Key Employees" and each of them as a "Key Employee"). Except as set forth in Annex 6.2(j) (2), as of the Signing Date, none of the Key Employees has given notice of termination of his or her employment.

(3)
The total number of employees of German Companies does not exceed the number of 753 employees as of the Signing Date. The total number of employees of the foreign Companies and foreign Minority Entities does not exceed the number of 232 employees as of the Signing Date.

(4)	The Companies have made provisions for pensions of their employees in accordance with German generally accepted accounting principles.

(5)
Except as disclosed in Annex 6.2(j) (5), as of the Signing Date, there are no lawsuits, court actions or similar proceedings between employees of the Companies and the Companies involving an amount in dispute (Streitwert) exceeding EUR 25,000.00 in each individual case.

(6)
Annex 6.2(j) (6) contains, as of the Signing Date, a complete and correct list of agreements relating to partial retirements (Altersteilzeit) of employees of the Companies who were  entitled to receive a gross annual base salary (excluding fringe benefits, such as incentives, stock options or appreciation rights, company car and other benefits) before entering into the respective partial retirement in excess of EUR 35,000.00.

(7)	There are no agreements between the Companies and their employees which provide for change of control or compensation provisions in relation to the execution of this Agreement.

(k)	Insurance

 Annex 6.2(k) contains, as of the Signing Date, a complete and correct list of insurance policies taken out by, or for the benefit of, any of the Companies with regard to their assets, business operations, board members or employees (hereinafter referred to as "Insurance Policies" or each as "Insurance Policy"). To the Sellers’ Knowledge, the Insurance Policies are valid and in full force. All premiums due on the Insurance Policies have been duly paid up to the Signing Date and, to the Sellers’ Knowledge, there are no circumstances due to which any such Insurance Policy might be voidable.

(l)	Public Grants

 Annex 6.2(l) contains, as of the Signing Date, a complete and correct list of public grants (öffentliche Förderungen) granted to any of the Companies within the past three years prior to the Signing Date which, individually, provide for annual payments of EUR 50,000.00 or more (hereinafter collectively referred to as the "Public Grants"). The Companies have no indications that those Public Grants will be revoked because of the fact that the Companies do not use, have not used and have not applied for, the Public Grants in accordance with applicable law.

(m)	Litigation

 None of the Companies is involved in any law suits, court actions or similar proceedings before a court of justice, arbitration panel or an administrative authority involving an amount in dispute (Streitwert) exceeding EUR 50,000.00 in each individual case on the Signing Date pending (rechtshängig) or, to the Sellers’ Knowledge, threatened in writing to be filed against any of the Companies, except those disclosed in Annex 6.2(m) (1). Annex 6.2(m) (2) contains a note concerning the US law suit against Airlaid Alliance Geschäftsführungs Sp z.o.o., a Minority Participation of the Company, and McAirlaids Vliesstoffe GmbH & Co. KG, the indirect majority shareholder of that Minority Participation. The liability risk for the Company resulting out of that US law suit is not higher than its holding in the share capital of Airlaid Alliance Geschäftsführungs Sp z.o.o. which amounts to PLN 24,500.00 (EUR 6,819.00). The amount in dispute for all other litigations is not exceeding EUR 100,000.00.

(n)	Product Liability

 Except as set forth in Annex 6.2(n), to the Sellers’ Knowledge, as of the Signing Date, none of the Companies has manufactured, sold or otherwise placed into circulation (in Verkehr gebracht) any product or provided any service in a manner due to which any individual liability under product liability (aus Produkthaftung) exists in excess of EUR 50,000.00. The obligations from all other individual liabilities under product liability are not higher than EUR 100,000.00.

(o)	Ordinary Course of Business

 Except as set forth in Annex 6.2(o), from 1 January 2007 until the Signing Date, the business operations of the Companies have been conducted in the ordinary course of business and substantially in the same manner as before, and there has been no material adverse change with respect to the Business taken as a whole. In particular, the Companies, from 1 January 2007 until the Signing Date, have not:

(1)	distribute any profits, declared any dividend or made any other distribution to a person or an entity other than the Companies;

(2)	issued any share capital or similar interest to an entity which is not part of the Companies;

(3)	undertaken to make any capital expenditure or entered into any contract or commitment outside the ordinary course of business;

(4)	acquired or disposed of or pledged or otherwise encumbered any fixed assets relating to its business outside the ordinary course of business;

(5)	incurred any indebtedness vis-à-vis Third Parties other than in the ordinary course of business;

(6)	made any advance or extended any loan to any Third Party outside the ordinary course of business;

(7)	waived or settled any claims or other rights with an aggregate value of more than EUR 50,000.00;

(8)	made any material change in the terms of employment (including changes to compensations) of any Key Employees other than in the ordinary course of business.

(p)	Services- and Consultancy Contracts with Sellers

 Except for the managing director employment contract (Geschäftsführeranstellungsvertrag) between the General Partner and Seller 1 and except for Seller 1's salary claims in this regard, there are neither services- or consultancy contracts between the Companies and the Sellers nor any outstanding payment claims of the Sellers against the Companies in this regard.

6.3	No other Sellers’ Guarantees

(a)
The Purchaser explicitly acknowledges that it is purchasing and acquiring the Partnership Interests and the Business in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto, and that it is undertaking the acquisition based upon its own inspection, examination and determination without reliance upon any expressed or implied representations, warranties or guarantees of any nature made by the Sellers except for the guarantees explicitly given by the Sellers under this Agreement.

(b)	Without limiting the generality of the foregoing, the Purchaser acknowledges that the Sellers give no representation, warranty or guarantee with respect to

(1)
any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Companies or the Business;

(2)
any other information or documents made available to the Purchaser or its counsel, accountants or advisors with respect to the Companies or the Business, including without limitation the Information Memorandum and the information provided during the Management Presentation delivered on 15 January 2008, except as expressly set forth in this Agreement;

(3)	any Tax matter except as explicitly otherwise provided for in Clause 8; or

(4)	any matter for which an indemnification has been given by the Sellers.

6.4	Sellers’ Knowledge

 In this Agreement, the knowledge of the Sellers (herein referred to as the "Sellers’ Knowledge") shall solely encompass the actual knowledge and the grossly negligent lack of knowledge (grob fahrlässige Unkenntnis), including, for the avoidance of doubt, the actual knowledge and the grossly negligent lack of knowledge of the Disclosed Documents (as defined in Clause 7.4), as of the Signing Date of the individuals listed in Annex 6.4.

7.	REMEDIES FOR BREACH OF SELLERS' GUARANTEES

7.1	General/Recoverable Damages

(a)
In the event of any breach or non-fulfilment by the Sellers of any of the guarantees or obligations pursuant to Clauses 6.2 and 8, the Sellers are obliged to pay monetary damages (Schadenersatz in Geld) to the Purchaser provided, however, that such damages shall only cover actual damages incurred by the Purchaser, including, for the avoidance of doubt, foreseeable consequential damages (Folgeschäden), but excluding, for the avoidance of doubt, any damages based on the argument that the Companies cannot pursue any business expansion plans or business opportunities that the Companies have not successfully pursued prior to the Closing Date. The damage compensation under this Agreement shall in particular not cover internal administration or overhead costs of the Purchaser, loss of profits (entgangener Gewinn) or any arguments that the Purchase Price was calculated upon incorrect assumptions. The Purchaser is excluded with any arguments that the damage amounts shall be calculated by reference to the fact that the Purchase Price was calculated taking into account a certain earnings multiple ("Euro for Euro principle").

(b)	The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damages of the Purchaser under or in connection with this Agreement if

(1)
the matter to which the claim relates is provided for in the financial statements of the Company for the year ended 31 December 2007 (hereinafter referred to as the "Financial Statements 2007") or the Consolidated Financial Statements 2007;

(2)	any damages of the Purchaser are covered and recoverable by claims against Third Parties, including, but not limited to, through existing insurance policies; or

(3)
provisions contained in the Financial Statements 2007 or Consolidated Financial Statements 2007 may be dissolved, the value of assets which had been depreciated may be reinstated (Wertaufholung), or accounts receivable which had already been written off in whole or in part are fulfilled by the respective debtors after the Effective Date.

7.2	Overall Scope of Sellers’ Liability pursuant to this Agreement

(a)
For any and all claims of the Purchaser against the Sellers pursuant to Clauses 6 and 8 referring to any of the Companies in which the Sellers hold (directly or indirectly) as of Closing less than 100 per cent, the Sellers’ liability shall further be limited pro rata to the Sellers’ equity shareholding in such member of the Companies.

(b)
The Sellers’ aggregate liability under this Agreement including, but not limited to, any and all claims for breach of any of the guarantees or obligations pursuant to Clauses 6 and 8, shall be limited to 30 per cent of the Purchase Price (hereinafter referred to as the "Sellers’ Liability Cap"), provided that any claims of the Purchaser for breach of any of the guarantees pursuant to Clauses 6.2(a)(1), 6.2(a)(2) and 6.2(a)(5) shall be limited to the Purchase Price (hereinafter referred to as the "Extended Sellers’ Liability Cap").

7.3	Threshold

 The Purchaser shall only be entitled to any claims against the Sellers under Clauses 6 through 8 to the extent the aggregate amount of all individual claims as limited pursuant to Clauses 7.2(a), including, for the avoidance of doubt, a series of damages resulting from identical or similar causes (Serienschäden), exceeds EUR 600,000.00 (in words: six hundred thousand Euros) (hereinafter referred to as the "Threshold"). In case the Threshold is exceeded, the Purchaser can claim the whole amount.

7.4	Exclusion of Claims due to Purchaser’s Knowledge

 The Purchaser shall not be entitled to bring any claim against the Sellers under Clauses 6 through 8 if the underlying facts or circumstances to which the claim relates were known, or could have been known (grossly negligent lack of knowledge; grobfahrlässige Unkenntnis), by the Purchaser, taking into account that the Purchaser, prior to entering into this Agreement, has been given the opportunity to review the status of the Companies, the Minority Entities and the Business on the basis of the documents disclosed in the electronic data room until 12 February 2008, which are attached hereto in form of a CD-Rom in Annex 7.4 (hereinafter referred to as the "Disclosed Documents"), from a commercial, technical, financial and legal perspective. Facts and circumstances that could reasonably be concluded from the Disclosed Documents or are disclosed in this Agreement or its Annexes are deemed to be known by the Purchaser. For the avoidance of doubt, the foregoing sentence, however, (i) does not exclude the Purchaser to bring a claim against the Sellers with respect to the information disclosed in Annex 6.2(m) (2) to the extent the liability risk for the Company realizes in excess of PLN 24,500.00 (EUR 6,819.00) and (ii) does not limit or otherwise affect the Sellers' indemnification obligations pursuant to Clause 10.8. The knowledge of the Purchaser’s managing directors, advisors and those of its employees who were engaged in carrying out the due diligence examination undertaken with regard to entering into this Agreement shall be imputed to the Purchaser.

7.5	Notification of Sellers; Procedure in Case of Third Party Claims

(a)
In the event of an actual or potential breach of guarantee pursuant to Clause 6 above, the Purchaser shall without undue delay after becoming aware of the matter notify the Sellers of such alleged breach in writing, describing the potential claim in detail and, to the extent practical, state the estimated amount of such claim and give the Sellers the opportunity to remedy the breach within sixty days after having been notified by the Purchaser of the breach.

(b)
Furthermore, in the event that in connection with a breach of a guarantee under Clause 6 any claim or demand of a Third Party is asserted against the Purchaser or any of the Companies or the Minority Entities (for the purposes of this Clause each a "Relevant Company"), the Purchaser shall (i) make available to the Sellers a copy of the Third Party claim or demand and of all time-sensitive documents and (ii) give the Sellers the opportunity to defend the Purchaser or the Relevant Company against such claim. The Sellers shall have the right to defend the claim by all appropriate proceedings and shall have the sole power to direct and control such defence. In particular, without limitation, the Sellers may (i) participate in and direct all negotiations and correspondence with the Third Party, (ii) appoint and instruct counsel acting, if necessary, in the name of the Purchaser or any of the Relevant Company, and (iii) require that the claim be litigated or settled in accordance with the Sellers’ instructions. The Sellers shall conduct such proceedings in good faith with due regard to the concerns of the Purchaser at their expense, except for expenses incurred by Purchaser’s advisors which shall be borne by the Purchaser.

(c)
In no event shall the Purchaser or the Relevant Company be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Sellers’ prior written consent to the extent that such claims may result in a liability of the Sellers under this Agreement. The Purchaser or the Relevant Company shall, at its expense, fully cooperate with the Sellers in the defence of any Third Party claim, provide the Sellers and their representatives (including, for the avoidance of doubt, its advisors) access to all relevant business records and documents and permit the Sellers and its representatives to consult with the directors, employees and representatives of the Purchaser or the Relevant Company. To the extent that the Sellers are in breach of a guarantee provided for under Clause 6 above, all costs and expenses incurred by the Sellers in defending such claim shall be borne by the Sellers. If it turns out that the Sellers were not in breach, any costs and expenses reasonably incurred by the Sellers in connection with the defence (including advisors’ fees) shall be borne by the Purchaser or the Relevant Company.

(d)	The failure of the Purchaser to fully comply with its obligations under this Clause 7.5 shall release the Sellers from their respective obligations under Clauses 6 and 7.

7.6	Mitigation

 Clause 254 BGB shall remain unaffected, i.e. the Purchaser is in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred.

7.7	Limitation Periods

 All claims for any breach of guarantees of the Sellers pursuant to Clauses 6.2 above shall become time-barred (verjähren) eighteen months after the Closing Date, except for claims based on a breach of the guarantees given by the Sellers under Clauses 6.2(a)(1), 6.2(a)(2) and 6.2(a)(5) shall become time-barred five years after the Closing Date. Claims with respect to Taxes (Clause 8) shall become time-barred in accordance with Clause 8.8.

7.8	Exclusion of Further Remedies

(a)
To the extent permitted by law, any further claims and remedies other than explicitly provided for under Clauses 6 through 8 hereof, irrespective of their nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Clause 311 para. 2 and 3 BGB, breach of contract (Pflichtverletzung aus dem Schuldverhältnis) and/or the right to reduce the Purchase Price (Minderung) or to rescind this Agreement (Rücktritt), and any liability in tort (Deliktshaftung).

(b)
Further to the statements made in Clause 6.1, the Sellers and the Purchaser agree that the provisions contained in Clauses 6 through 8 of this Agreement are not quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Clauses 443, 444 BGB. In the unlikely event that the provisions of Clauses 6 through 8 setting out the scope and limitations of the Sellers’ liability are, contrary to the intention and explicit understanding of the Parties, regarded and construed as quality guarantees concerning the object of the purchase, and the limitations of the Sellers’ liability contained herein are found wholly or partially invalid therefore, the Purchaser hereby waives the right to assert claims going beyond the limits of limitations provided for herein. The Sellers accept such waiver.

8.	TAXES

8.1	Definition of Tax

 For the purpose of this Agreement "Tax" shall mean any taxes within the meaning of Clause 3 para. 1 through 3 of the German Tax Code (AO) or any corresponding provisions under foreign laws, plus any tax fringe benefits (steuerliche Nebenleistungen), e.g. interest, costs, surtaxes, within the meaning of Clause 3 para. 4 AO or any corresponding provisions under foreign laws, plus social security contributions and fees required by law as well as liabilities from any of the aforementioned taxes, all imposed by any governmental authority responsible for the imposition of such tax (hereinafter referred to as a "Taxing Authority")

8.2	Tax Filings and Tax Payments until the Closing Date

 The Sellers hereby guarantee to the Purchaser by way of an independent promise of guarantee pursuant to Clause 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB), within the scope of and subject to the requirements and limitations contained in this Clause 8, that the Companies (i) have duly and timely made, and will duly and timely (taking into consideration extensions of time allowed by the competent Taxing Authorities) make until the Closing Date, all Tax filings due, and (ii) have paid, and will pay until the Closing Date, all Taxes when due and payable. Clause 7.8(b) shall apply mutatis mutandis.

8.3	Tax Indemnification

(a)
Subject to full compliance with the provisions set forth under Clause 8.6 below, the Sellers agree to indemnify the Purchaser from and against all Taxes due and payable by the Companies and assessed for periods ending on or before 31 December 2007, unless, and except to the extent, that such Tax liabilities

(1)	are shown or provided for in the Financial Statements 2007 or Consolidated Financial Statements 2007; or

(2)	are subject of a valid and enforceable claim for repayment or indemnification against a Third Party; or

(3)	are the result of a reorganization or other measures initiated by Purchaser; or

(4)
relate to income or gains that can be offset against Tax loss carry backs or loss carry forwards as shown in the Consolidated Financial Statements 2007 that are or were available (including as a result of subsequent tax audits) in the period to which such taxes are allocable, whereby any use or reduction caused directly or indirectly by the Purchaser of such Tax loss carry back or loss carry forward shall be disregarded; or

(5)
can be offset against future Tax reductions (Steuerminderungen) arising during the next five years after the Effective Date out of the circumstance triggering the Tax indemnification claim, e.g. resulting from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung); or

(6)	correspond to Tax advantages of any of the Companies, the Purchaser or any Affiliate of the Purchaser arising during the next five years after the Effective Date.

(b)
Subject to the second sentence of this Clause, the Sellers will not indemnify the Purchaser for any Tax liability of the Companies for tax years ending after the Effective Date. The Sellers shall indemnify the Company from and against all trade income tax (Gewerbesteuer) due and payable by the Company resulting from the sale of the Partnership Interests to the Purchaser, provided, however, that the Sellers are not obliged to indemnify the Company from such trade income tax which results out of a reorganization or other measures initiated by the Purchaser, in particular, without limitation, an assignment and transfer of this Agreement and of any rights and obligations hereunder, in whole or in part, by the Purchaser to one of its Affiliates as set forth in Clause 12.

(c)
Indemnification payments due by the Sellers under this Clause 8 shall be made within 20 Business Days following written notice by the Purchaser, provided that the payment of such amounts to the Taxing Authority is due and that the Sellers shall not be required to make any payment earlier than two Business Days before such Taxes are due to the Taxing Authority. In case of any Tax being contested in accordance with Clause 8.6(b), payment of such Tax to the Taxing Authority will be considered due no earlier than on the date a final (bestandskräftig) determination to such effect is made by either the Taxing Authority or a court of proper jurisdiction, provided that the Taxing Authority has granted relief from paying the assessed Tax until such Tax becomes final and binding. If the Taxing Authority only grants that relief from paying the assessed Tax against a security, the Sellers have to grant such security. If the Taxing Authority has not granted that relief from paying the assessed Tax, the Purchaser shall have the opportunity to make a respective payment provided that the Sellers provide a guarantee by a reputable bank as security for any reimbursement claims of the Purchaser against the Sellers in this respect.

8.4	Tax Filings after the Closing Date

 After the Closing Date, the Purchaser shall prepare and make, or cause the Companies to prepare and make, all Tax filings required to be filed by or on behalf of the Companies, in the case of any Tax filings for periods ending on, prior to or including the Closing Date, subject to the review and approval of the Sellers (which may not unreasonably be withheld). Tax filings for periods including the period ending on 31 December 2007 shall be prepared on a basis consistent with those prepared for prior Tax assessment periods. The Purchaser shall ensure that any Tax filing to be reviewed and approved by the Sellers will be furnished to the Sellers no later than 30 days prior to the due date of such Tax filing.

8.5	Tax Covenants

 The Purchaser covenants to the Sellers that except as legally required by any Taxing Authority or otherwise compelled by mandatory law and after having given the Sellers the opportunity to intervene, the Purchaser will not cause or permit any of the Companies

(1)	to take or omit to take any action on or after the Closing Date that could give rise to any Tax liability of the Sellers or reduce any of their Tax assets;

(2)
to make or change any Tax election, amend any Tax return or take any Tax position on any Tax return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability (including a Tax indemnification liability) of the Sellers or reduction of any of their Tax assets.

8.6	Indemnification Procedures

(a)
Following the Closing Date, the Purchaser shall promptly notify the Sellers of any Tax audit or administrative or judicial proceeding that is announced or commenced and that might constitute a basis for indemnification by the Sellers pursuant to this Clause 8. Such notice shall be given by the Purchaser within two weeks time after the authorities have issued the respective administrative act in writing and by registered mail and shall contain sufficient factual information describing the object of the Tax audit or the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such Tax audit or asserted Tax liability. The Purchaser shall further procure that the Companies allow the Sellers to fully participate in such Tax audit. If the Sellers are not given prompt notice as required by this Clause 8.6(a), then the Sellers shall not have any obligation to indemnify the Purchaser for any damages arising out of such asserted Tax liability, unless the Purchaser has appealed against the notice of assessment within the statutory period and such assessment has thereby not become binding and the Purchaser has immediately after filing of the appeal notified the Sellers as required by this Clause 8.6(a).

(b)
The Sellers may elect to direct on their own or through counsel of their choice and at their expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought under this Clause 8 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is hereinafter referred to as a "Tax Contest"). If the Sellers elect to direct a Tax Contest, then the Sellers shall within 25 Business Days of receipt of the Purchaser’s written notice pursuant to Clause 8.6(a) above, notify the Purchaser of their intent to do so, and the Purchaser shall cooperate and cause the Companies or the respective successors to cooperate and follow the Sellers’ directions, at the Sellers’ expense in each phase of such Tax Contest. If the Sellers do not elect to direct such Tax Contest or fail to notify the Purchaser of their election as herein provided, the Purchaser or the Companies may pay, compromise or contest such asserted Tax liability, provided that neither the Purchaser nor any of the Companies may settle or compromise any asserted Tax liability without the Sellers’ consent. In any event, the Sellers may participate, at their own expense, in any Tax Contest and may, at their own discretion, take any action they deem appropriate to further or settle the case. If the Sellers choose to direct the Tax Contest, the Purchaser shall promptly authorize, and shall cause the respective Companies to authorize, (by power-of-attorney and such other documentation as may be necessary and appropriate) the designated representative of the Sellers to represent the Purchaser and/or the Companies or their successors in the Tax Contest insofar as the Tax Contest involves an asserted Tax liability for which the Sellers would be liable under this Clause 8.

8.7	Tax Refunds

(a)
If any of the Companies receives a Tax refund relating to any period ending on or before 31 December 2007 (to the extent not reflected in the Financial Statements 2007 or Consolidated Financial Statements 2007), the amount of the Tax refund shall be paid by the Purchaser to the Sellers. The Purchaser shall duly notify the Sellers of any Tax refund relating to any period ending on or before 31 December 2007.Clauses 8.3(4) and 8.3(5) shall apply accordingly.

(b)
If the Company receives a Tax refund relating to any trade income tax (Gewerbesteuer) paid by the Company due to the sale of the Partnership Interests to the Purchaser and relating to any period ending on or before 31 December 2008, the amount of such tax refund shall be paid by the Purchaser to the Sellers. The Purchaser shall duly notify the Sellers of any such Tax refund relating to any period ending on or before 31 December 2008.

8.8	Limitation

 Claims of the Purchaser under this Clause 8 shall be time-barred three months after the final and binding assessment of the relevant Taxes.

9.	PURCHASER’S GUARANTEES

9.1	Guarantees

 Purchaser hereby guarantees by way of an independent promise of guarantee pursuant to Clause 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB):

(a)	The Purchaser is duly incorporated and validly existing under the laws of Pennsylvania and has all requisite corporate power and authority to own its assets and to carry out its business.

(b)
The execution and performance by the Purchaser of this Agreement and the consummation of the transaction contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on part of the Purchaser.

(c)
The execution and performance by the Purchaser of this Agreement and the consummation of the transaction contemplated herein do not (i) violate the articles of association or by-laws of the Purchaser or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Purchaser, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against, the Purchaser before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transaction contemplated herein.

(d)	Based on its due diligence, the Purchaser is not aware of any facts or circumstances that could give rise to claims against the Sellers pursuant to Clauses 6 through 8 of this Agreement.

(e)
The Purchaser has sufficient immediately available funds or binding financing commitments to pay the Purchase Price as well as the Sellers' Loans and Private Accounts Purchase Price and to make all other payments required to be made under or in connection with this Agreement.

9.2	Indemnification

 In the event that the Purchaser is in breach of any guarantee pursuant to Clause 9.1, the Purchaser shall indemnify and hold harmless the Sellers from any damages incurred by the Sellers. All claims of the Sellers arising under this Clause 9 shall be time-barred eighteen months after the Closing Date.

10.	COVENANTS

10.1	Merger Control Proceedings; Other Regulatory Requirements

(a)
The Purchaser shall ensure that any filings to be made with the competent merger control authorities or other governmental authorities, to the extent they have not already been made prior to the Signing Date, will be made within ten Business Days after the Signing Date. Such filings shall be made by the Purchaser on behalf of all Parties, provided, however, that the contents of such filings shall require prior written approval of the Sellers, which shall not unreasonably be withheld. The Sellers and the Purchaser shall closely cooperate in the preparation of such filings. The Sellers shall without undue delay provide the Purchaser with the data and information required for the preparation of the filings. Each Party shall without undue delay provide all other Parties with copies of any correspondence with the merger control or other governmental authorities and with copies of any written statement, order or decision of such authorities. The Parties shall closely cooperate in any discussions and negotiations with the competent authorities with the objective of obtaining clearance for the transaction contemplated by this Agreement in the shortest time period possible. The Purchaser may waive (zurücknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Sellers.

(b)
If on the Closing Date any merger control approval or any other governmental consent, approval or waiver required under applicable law in any jurisdiction (other than Germany) in order to effect the Closing has not been obtained, the Sellers and the Purchaser shall consummate the Closing, provided, however, that the Sellers and the Purchaser shall not be under an obligation to, directly or indirectly, transfer or acquire shares or interests in respect of which the consummation of the Closing would violate any applicable law or decision. The Sellers and the Purchaser shall in such case agree on all appropriate measures, including "hold separate" arrangements, regarding the shares or interests affected, in order that the relevant jurisdiction can be exempted from the consummation of the transaction until the required consents and approvals have been obtained.

10.2	Pre-Closing Covenants of the Sellers

(a)
Between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable law, that the Companies shall conduct their business operations in the ordinary course of business and substantially in the same manner as before. Clause 6.2(o)(1) through (8) shall apply mutatis mutandis.

(b)
Between the Effective Date and the Closing Date, the Sellers shall ensure that no alteration to nor disposal of the Sellers’ Capital and Reserve Accounts will be made during that time, that the amounts of the Sellers' Loans and Private Accounts will only be increased by accrued interest and profit shares pertaining to the fiscal year 2007 which will be booked at the adoption (Feststellung) of the Financial Statements 2007 and that no other alteration to nor disposal of the Sellers' Loans and Private Accounts will be made during that time.

(c)
Between the Signing Date and the Closing Date, Seller 1 shall resign as managing director (Geschäftsführer) of the General Partner with effect as of the Closing Date. The Sellers shall ensure that the managing director employment contract (Geschäftsführeranstellungsvertrag) between the General Partner and Seller 1 will be terminated with effect as of the Closing Date and that all salary claims of Seller 1 in this regard will be settled by the Closing Date, except for Seller 1's entitlement for salary for the month in which the Closing takes place.

10.3	Exoneration (Entlastung) of Seller 1 as Managing Director

 The Purchaser undertakes to vote at the shareholders' general meeting (Gesellschafterversammlung) of the Company, which shall resolve upon the Exoneration (Entlastung) of the managing directors of the General Partner, for a shareholders' resolution granting exoneration to Seller 1 as managing director of the General Partner for the time period from 1 January 2008 through the date his resignation becomes effective.

10.4	Access to Financial Information

 The Purchaser shall procure that after the Closing Date the Sellers and their representatives are given unlimited access to, and are allowed to make copies of, (i) the annual books of accounts for the fiscal year that ended on 31 December 2007 and (ii) any information the Sellers require to prepare the Tax filings as mentioned in Clause 8.4 of this Agreement.

10.5	Insurance Coverage

 The Sellers shall procure, to the extent permissible under applicable law, that the Companies and the Business remain insured until the Closing Date in substantially the same way as they are on the Signing Date and that all premiums due for such insurances are duly and timely paid.

10.6	Indemnification of the Sellers

 To the extent that after the Effective Date a Third Party raises a claim against the Sellers which is due to a legal relationship between such Third Party and any of the Companies, the Purchaser shall hold harmless and indemnify the Sellers from any such claim as well as any costs and expenses incurred in connection therewith, unless the Sellers are liable in accordance with this Agreement.

10.7	Covenant not to Compete

(a)	For a period of two years after the Closing Date, the Sellers shall not

(1)	work for a Competitor (as defined in this Clause under (b)), in particular enter into an employment, consulting, independent contractor or advisory agreement with a Competitor; or

(2)
establish or acquire a Competitive Business (as defined in this Clause under (b)) or become involved, either directly or indirectly, in the establishment or operation of a Competitive Business or have a direct or indirect interest in such Competitive Business.

 The acquisition and ownership of stock which is traded on a stock exchange shall be exempted from the covenant not to compete.

(b)
The terms "Competitor" and "Competitive Business" shall mean any business which manufactures, renders, markets or sells products or services, which are competitive with any of the products or services manufactured, rendered or sold by the Companies within the Business as presently conducted by the Companies.

(c)
For the avoidance of doubt, the engagement of Seller 1 and Seller 2 in the business of Polywest Kunststofftechnik Saueressig & Partner GmbH & Co. KG, Germany, Ahaus, as presently conducted, which business is described in Annex 10.8, shall not be deemed a Competitive Business.

(d)
For a period of two years after the Closing Date, the Sellers shall not, directly or indirectly, solicit the business of, or do business with any customer of the Purchaser with whom the Sellers had direct or indirect contact or about whom the Sellers acquired knowledge while employed by the Company, in competition with the Purchaser.

(e)
For a period of two years after the Closing Date, the Sellers shall not, directly or indirectly, solicit or induce or attempt to solicit or induce, any employee of the Company and/or the Purchaser to leave the Company and/or the Purchaser for any reason.

10.8	Indemnification of the Company and/or the Purchaser

(a)
Between the Signing Date and the Closing Date, the Sellers shall procure that the Company shall cleanup the Company's site in Vreden from contamination due to the occurrence described in Annex 6.2(g). The Sellers shall hold harmless and indemnify the Company from any and all proved costs and proved expenses incurred in connection with the cleanup of the Company's site in Vreden from contamination due to such occurrence described in Annex 6.2(g), provided, however, that the Escrow Amount (as defined in Clause 3.3(a)(ii)) shall be used up first before further payments may be requested.

(b)
The Sellers are obliged to indemnify the Company of all reasonable costs, liabilities, penalties and/or reasonable expenses incurred by the Company as a result of the complaint regarding alleged noise and odour emissions (Lärm- und Geruchsemissionen), which is described in Annex 6.2(f).

11.	CONFIDENTIALITY / PRESS RELEASES

11.1	Confidentiality; Press Releases; Public Disclosure

 The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any Third Party, except to the extent that the relevant facts are publicly known or disclosure is required by law or by any applicable stock exchange listing regulation. In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities. No press releases or other public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the other Parties, except that - if the other Party is required by law or by applicable stock exchange regulations to make an announcement - it may do so after first consulting with the other Parties. The Parties have agreed on the wording of a press release announcing the signing of this Agreement a draft of which is attached hereto as Annex 11.1 and they hereby expressly approve the wording of such press release.

11.2	Purchaser’s Confidentiality; Return of Documents

 In the unlikely event that this Agreement is terminated without the Closing having been consummated, the Purchaser undertakes to keep confidential all information received from the Sellers in connection with the transactions contemplated by this Agreement and to return all documents and information embodied otherwise which the Purchaser received from the Sellers, together with any copies thereof and to destroy all documents and information embodied otherwise it produced based on information received from the Sellers, unless such information is in the public domain without breach of a confidentiality obligation towards the Sellers. The Purchaser shall not be entitled to any retention right with respect to such documents or information.

12.	ASSIGNMENT OF RIGHTS AND UNDERTAKINGS

 In principle, this Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto. As an exception, the Purchaser shall be entitled to assign and transfer this Agreement and any rights and obligations hereunder, in whole or in part, to one of its Affiliates (hereinafter referred to as the "Assignee Affiliate"), provided, however, that (i) the Purchaser always remains as Assignee Affiliate's Guarantor to this Agreement (as set forth in Clause 14 below), (ii) the Purchaser informs the Sellers in writing before such assignment and (iii) the Sellers' rights to set-off and/or to withhold any payments vis-à-vis the Purchaser and due under this Agreement shall in no event be affected thereby; Clause 406 BGB shall insofar not apply. Additionally, the Purchaser shall be entitled to assign certain rights under Clauses 6 through 8 of this Agreement for purposes of security to the bank(s) acting as financier(s) of the Purchaser’s obligations under this Agreement provided that (i) the right to collect any claims against the Sellers (Einziehungsberechtigung) remains solely with the Purchaser, (ii) the Purchaser informs the Sellers in writing before such assignment of claims and (iii) the Sellers' rights to set-off and/or to withhold any payments vis-à-vis the Purchaser and due under this Agreement shall in no event be affected thereby; Clause 406 BGB shall insofar not apply. For the purpose of clarification, the Purchaser’s obligations under this Agreement, in particular the obligation to pay the Purchase Price and the Sellers' Loans and Private Accounts Purchase Price shall not be affected by such assignment.

13.	SELLERS' LIABILITY

Subject to the second sentence, in case of a liability of the Sellers to the Purchaser under Clauses 6 through 8 of this Agreement, each Seller shall be liable individually (einzelschuldnerische Haftung) in accordance with his respective holding in the aggregate amount of all Partnership Interests as set forth in Annex 13(a). In case of a liability of the Sellers to the Purchaser with respect to their Sellers' Loans and Private Accounts, each Seller shall be liable individually (einzelschuldnerische Haftung) in proportion to the respective aggregate accounts balances of their Sellers' Loans and Private Accounts as of the Effective Date.

14.	ASSIGNEE AFFILIATE'S GUARANTOR

14.1	Guarantee

 In case the Purchaser assigns and transfers this Agreement and any rights and obligations hereunder, in whole or in part, to the Assignee Affiliate, the Purchaser shall always remain as Assignee Affiliate's Guarantor to this Agreement (herein referred to as the "Assignee Affiliate's Guarantor"). The Assignee Affiliate's Guarantor hereby guarantees by way of an independent promise of guarantee pursuant to Clause 311 para. 1 BGB the proper fulfilment of all of the obligations of the Assignee Affiliate pursuant to this Agreement, in particular, but not limited to, the payment of the Purchase Price and the Sellers' Loans and Private Accounts Purchase Price.

14.2	Indemnification

 The Assignee Affiliate's Guarantor shall indemnify and hold harmless on first demand the Sellers from any rights and claims brought by the Assignee Affiliate against the Sellers in excess of the limitations of the Sellers’ liability set out in Clauses 6 through 8 above; the Assignee Affiliate's Guarantor hereby expressly waives by way of a contract for the benefit of the Company (Vertrag zugunsten Dritter) any recourse against the Company.

15.	COSTS AND TAXES

15.1	Taxes

 All transfer taxes (including real estate transfer taxes), stamp duties and any other charges and costs which result from this Agreement and the Closing of the transaction considered hereby shall be borne by the Purchaser. All charges, costs and fees which result from the filings under the merger control laws and in compliance with other regulatory requirements, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by the Purchaser.

15.2	Costs

 Each Party shall bear the costs and fees of their own advisors.

16.	NOTICES

16.1	Form of Notice

 All declarations, notices or other communications hereunder (hereinafter referred to as the "Notices") shall be done in writing - as far as no notarization or other specific form is required under statutory law - in the English or German language and delivered by hand or by courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner:

16.2	Notices to Sellers; Notices of the Sellers

 Any Notice to be given to the Sellers hereunder shall be addressed as follows:

 Attn.: Mr. Nikolaus Zech

c/o: Reichmuth & Co Corporate Finance GmbH

Rheinisches Palais

Breite Strasse 27

40213 Duesseldorf

Germany

Fax: +49 211 82 85 39 15

 with a copy to:

 Allen & Overy LLP

Attn.: Thomas Austmann

Rheinisches Palais

Breite Strasse 27

40213 Duesseldorf

Germany

Fax: +49 211 28 06 7601.

 All Notices of the Sellers hereunder shall be given bindingly for each of the Sellers by Mr. Nikolaus Zech until revocation of the respective power of attorney which, however, is only effective if another authorized agent is appointed by the Sellers at the same time.

16.3	Notices to Purchaser

 Any Notice to be given to the Purchaser hereunder shall be addressed as follows:

 Matthews International Corporation

Attn.: Brain D. Walters, Esq. (Legal Counsel)

Two NorthShore Center

Pittsburgh

Pennsylvania 15222 (USA)

Fax: 001 412 -442-8290

 with a copy to:

Streck Mack Schwedhelm

Attn.: Dr. Heinz-Willi Kamps

Wilhelm-Schlombs-Allee 7-11

50858 Köln (Junkersdorf)

Germany

Fax: +49 0221 49 29 299

16.4	Notices to Assignee Affiliate's Guarantor

 Any Notice to be given to the Assignee Affiliate's Guarantor hereunder shall be addressed as follows:

 Matthews International Corporation

Attn.: Brain D. Walters, Esq. (Legal Counsel)

Two NorthShore Center

Pittsburgh

Pennsylvania 15222 (USA)

Fax: 001 412 -442-8290

 with a copy to:

 Streck Mack Schwedhelm

Attn.: Dr. Heinz-Willi Kamps

Wilhelm-Schlombs-Allee 7-11

50858 Köln (Junkersdorf)

Germany

Fax: +49 0221 49 29 299

16.5	Change of Address

 The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Clauses 17.2 through 17.4 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

16.6	Copies to Advisors

(a)	The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

(b)
Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party, irrespective of whether the delivery of such copy was mandated by this Agreement.

17.	MISCELLANEOUS

17.1	Governing Law

 This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the German conflicts of laws rules and further excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

17.2	Arbitration

(a)
Any dispute, disagreement, controversy or claim arising out of or in connection with this Agreement or its Annexes or the transactions contemplated hereby or thereby shall be finally and exclusively settled in accordance with the Rules of Arbitration of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtswesen , DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three (3) arbitrators. The arbitration shall take place in Duesseldorf. The arbitration shall be conducted in English or German and written evidence (Beweismittel) may be submitted in English or German.

(b)
In the event that applicable mandatory law requires any matter arising out of or in connection with this Agreement and its implementation to be decided by an ordinary court of law, the competent courts in Duesseldorf shall have the exclusive jurisdiction.

17.3	Business Day

 In this Agreement, "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main.

17.4	Amendments, Supplementations

 Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. Clause 17.1 shall apply mutatis mutandis.

17.5	Language

(a)
This Agreement is written in the English language (except that Annexes may be partly in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

(b)
Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (hereinafter collectively referred to as the "Legal Terms") under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as - functionally - come closest to the Legal Terms under German law.

17.6	Headings

 The headings and sub-headings of the Clauses contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

17.7	Annexes

 All Annexes attached hereto form an integral part of this Agreement.

17.8	Definitions

 In this Agreement defined terms shall have the meaning as so defined throughout the entire Agreement.

17.9	Entire Agreement

 This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist.

17.10	Severability

 Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

 Duesseldorf, Germany, 25 February 2008

Seller 1                                                                                                         Purchaser

____________________________                                                                                                ___________________________________

Jörg Christian Saueressig                                                                                             Matthews International Corporation

                        Name:

                        Function:

Seller 2

____________________________

Karl Wilhelm Saueressig

Seller 3

____________________________

Jakob Heinrich Saueressig

Seller 4

____________________________

Reinhart Zech von Hymmen
                                              42